Exhibit 10.14

EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated as of the Effective Date, by and between B&G FOODS, INC.,  (hereinafter “Corporation”) and David L. Wenner (hereinafter “Wenner”).

WHEREAS, subject to the terms of this Agreement, Corporation desires to secure the services of Wenner for two (2) years as President and Chief Executive Officer (hereinafter “Chief Executive Officer”), and Wenner desires to accept such employment.

NOW THEREFORE, in consideration of the material advantages accruing to the two parties and the mutual covenants contained herein, Corporation and Wenner agree with each other as follows:

1.                                       EFFECTIVE DATE.  For purposes of this Agreement, the “Effective Date” shall mean the date of the closing of the Corporation’s initial public offering of the “Enhanced Income Securities” as described in the final prospectus to be filed with the Securities Exchange Commission by the Corporation (the “Offering”).  In the event that the Offering shall not have closed on or prior to June 30, 2004, then there shall be no Effective Date and this Agreement shall terminate automatically on such date and be null and void and of no force or effect.

2.                                       EMPLOYMENT. Wenner will render full-time professional services to Corporation and, as directed by the Corporation, to its subsidiaries or other Affiliates (as defined in Paragraph 3 below), in the capacity of Chief Executive Officer under the terms and conditions of this Agreement. He will at all times, faithfully, industriously and to the best of his ability, perform all duties that may be required of him by virtue of his position as Chief Executive Officer and in accordance with the directions and mandates of the Board of Directors of the Corporation.  It is understood that these duties shall be substantially the same as those of a chief executive officer of a similar business corporation engaged in a similar enterprise.  Wenner is hereby vested with authority to act on behalf of the Corporation in keeping with policies adopted by the Board of Directors, as amended from time to time.  Wenner shall report solely and directly to the Board of Directors.

3.                                       SERVICES TO SUBSIDIARIES OR OTHER AFFILIATES. The Corporation and Wenner understand and agree that if and when the Corporation so directs, the Chief Executive Officer shall also provide services to any subsidiary or other Affiliate (as defined below) by virtue of his employment under this Agreement.  If so directed, Wenner agrees to serve as Chief Executive Officer of such subsidiary or other Affiliate, including, but not limited to, the parent corporation of the Corporation, as a condition of his employment under this Agreement, and upon the termination of his employment under this Agreement, Wenner shall no longer provide such services to the subsidiary or other Affiliate. The parties recognize and agree that Wenner shall perform such services as part of his overall professional services to the Corporation but that in certain circumstances approved by the Corporation he may receive additional compensation from such subsidiary or other Affiliate.  For purposes of this Agreement, an “Affiliate” is any corporation or other entity that is controlled by, controlling or under common control with the Corporation. “Control” means the direct or indirect beneficial ownership of at least fifty (50%) percent interest in the income of such corporation or entity, or the power to elect at least fifty (50%) percent of the directors of such corporation or entity, or such other relationship which in fact constitutes actual control.

4.                                       TERM OF AGREEMENT. The term of Wenner’s employment under this Agreement shall be two (2) years from the Effective Date; provided that unless notice of termination has been provided in accordance with Paragraph 7 (a) at least sixty (60) days prior to the expiration of the initial two (2) year term or any additional twelve (12) month term (as provided below), or unless this Agreement is otherwise terminated, the term of employment under this Agreement shall automatically be extended for additional twelve (12) month periods (the “Term”).

5.                                       BASE COMPENSATION. During the Term, in consideration for the services as Chief Executive Officer required under this Agreement, the Corporation agrees to pay Wenner an annual base salary of Three Hundred and Forty Thousand Dollars ($340,000), or such higher figure as may be determined at an annual review of his performance and compensation by the Executive Compensation Subcommittee of the Board of Directors.  The annual review of Wenner’s base salary shall be conducted by the Subcommittee within a reasonable time after the end of each fiscal year of the Corporation and any increase shall be retroactive to January 1st of the current Agreement year. The amount of annual base salary shall be payable in equal installments consistent with the Corporation’s payroll payment schedule for other employees of the Corporation. Wenner may choose to select a portion of his compensation to be paid as deferred income through qualified plans or other programs consistent with the policy of the Corporation and subject to any and all applicable federal, state or local laws, rules or regulations.

6.                                       OTHER COMPENSATION AND BENEFITS. During the Term, in addition to his base salary, the Corporation shall provide Wenner the following:

(a)                                  INCENTIVE COMPENSATION. Wenner shall participate in an annual incentive compensation plan (the “Incentive Compensation Plan”), as shall be adopted and/or modified from time to time by the Board of Directors. Incentive compensation awards are calculated as a percentage of Wenner’s base salary on the last day of the Incentive Compensation Plan performance period. The percentages of base salary that Wenner is eligible to receive based on performance are 50 % at “Threshold” and 100 % at “Target”, as such terms are defined in the

Incentive Compensation Plan. Incentive compensation awards are payable no later than ninety (90) days following the end of each fiscal year of the Corporation.  In addition, Wenner shall be eligible to participate in the Corporation’s 2004 Long-Term Incentive Plan.

(b)                                 VACATION. Wenner shall be entitled to four (4) weeks of compensated vacation time during each year, to be taken at times mutually agreed upon between him and the Chairperson of the Board of Directors. Vacation accrual shall be limited to the amount stated in the Corporation’s policies currently in effect, as amended from time to time.

(c)                                  SICK LEAVE AND DISABILITY. Wenner shall be entitled to participate in such compensated sick leave and disability benefit programs as are offered to Corporation’s other executive employees. The Corporation shall also pay for an individual disability policy for Wenner on the same terms as that provided to Wenner by the Corporation as of the date of this Agreement.

(d)                                 MEDICAL AND DENTAL INSURANCE. Wenner, and if appropriate, his dependents, shall be eligible to participate in such medical and dental insurance programs as are  provided to the Corporation’s other executive employees.

(e)                                  EXECUTIVE BENEFITS AND PERQUISITES.  Wenner shall be entitled to receive all other executive benefits and perquisites to which all other executive employees of the

Corporation are entitled.

(f)                                    AUTOMOBILE AND CELLULAR PHONE. The Corporation agrees to provide, either directly or through a monetary allowance, for the use by Wenner, of an automobile and cellular telephone. The selection of said automobile, or alternatively, the amount of the car allowance that will allow Wenner to purchase or lease an automobile shall be subject to approval by the Chairperson of the Board of Directors.

(g)                                 LIABILITY INSURANCE. The Corporation agrees to insure Wenner under the appropriate liability insurance policies, in accordance with the Corporation’s policies and procedures, for all acts done by him within the scope of his authority in good faith as Chief Executive Officer throughout the Term.

(h)                                 PROFESSIONAL MEETINGS AND CONFERENCES. In addition, Wenner will be permitted to be absent from the Corporation’s facilities during working days to attend professional meetings and to attend to such outside professional duties in the food industry as have been mutually agreed upon between him and the Chairperson of the Board of Directors.  Attendance at such approved meetings and accomplishment of approved professional duties shall be fully compensated service time and shall not be considered vacation time. The Corporation shall reimburse Wenner for all reasonable expenses incurred by him incident to attendance at approved professional meetings, and such reasonable entertainment expenses incurred by Wenner in furtherance of the Corporation’s interests; provided, however, that such reimbursement is approved by the Chairperson of the Board of Directors.

(i)                                     PROFESSIONAL DUES. The Corporation agrees to pay dues and expenses to professional associations and societies and to such community and service organizations of which Wenner is a member provided such dues and expenses are approved by the Chairperson of the Board of Directors as being in the best interests of the Corporation.

(j)                                     LIFE INSURANCE. The Corporation shall provide Wenner with life insurance coverage on the same terms as that provided to Wenner by the Corporation as of the date of this Agreement.

(k)                                  BUSINESS EXPENSES. The Corporation shall reimburse for reasonable expenses incurred by the Chief Executive Officer in connection with the conduct of business of the Corporation and its subsidiaries or other Affiliates.

7.                                       TERMINATION WITHOUT CAUSE.

(a)                                  BY THE CORPORATION. The Corporation  may, in its discretion, terminate Wenner’s employment hereunder without cause at any time upon sixty (60) days prior written notice or at such later time as may be specified in said notice.  Except as otherwise provided in this Agreement, after such termination, all rights, duties and obligations of both parties shall cease.

(i)                                     Upon the termination of employment pursuant to subparagraph (a) above, subject to the terms in subparagraph (ii) below and the requirements of Paragraph 10 below, in addition to all accrued and vested benefits payable under the Corporation’s employment and benefit policies, including, but not limited to, unpaid incentive compensation awards earned under the Incentive Compensation Plan for any completed performance periods, Wenner shall be provided with the following Salary Continuation and Other Benefits for a period of two (2) years (“the Severance Period”):  (1) current annual base salary and incentive compensation awards at the threshold amount shall be paid during the Severance Period (“Salary Continuation”), which Salary Continuation shall be paid in the same manner and pursuant to the same payroll procedures that were in effect prior to the effective date of termination; (2) continuation of medical, dental, life insurance and disability insurance for him and, if appropriate, his dependents, during the Severance Period, as in effect on the effective date of termination (“Other Benefits”), or if the continuation of all or any of the Other Benefits is not available because of his status as a terminated employee, a payment equal to the market value of such excluded Other

Benefits; (3) if allowable under the Corporation’s qualified pension plan in effect on the date of termination, credit for additional years of service during the Severance Period; and (4) outplacement services of an independent third party, mutually satisfactory to both parties, until the earlier of one year after the effective date of termination, or until he obtains new employment; the cost for such service will be paid in full by the Corporation.

(ii)                                  Subject to Paragraph 10 below, in the event that Wenner accepts other employment during the Severance Period, the Corporation shall continue the Salary Continuation in force until the end of the Severance Period. All Other Benefits described in subparagraph (i) (2) and the benefit set forth in (i) (3), other than all accrued and vested benefits payable under the Corporation’s employment and benefit policies, shall cease.

(iii)                               Wenner shall not be required to seek or accept any other employment. Rather, the election of whether to seek or accept other employment shall be solely within Wenner’s discretion. If during the Severance Period Wenner is receiving all or any part of the benefits set forth in subparagraph (i) above and he should die, then Salary Continuation remaining during the Severance Period shall be paid fully and completely to his spouse or such individual designated by him or if no such person is designated to his estate.

(b)                                 RELEASE. The obligation of the Corporation to provide the Salary Continuation and Other Benefits described in subparagraph (a) above is contingent upon and subject to the execution and delivery by Wenner of a general release, in form and substance satisfactory to Wenner and the Corporation.  Without limiting the foregoing, such general release shall provide that for and in consideration of the above Salary Continuation and Other Benefits, Wenner releases and gives up any and all claims and rights ensuing from his employment and termination with the Corporation, which he may have against the Corporation, a subsidiary or other Affiliate, their respective trustees, officers, managers, employees and agents, arising from or related to his employment and/or termination.  This releases all claims, whether based upon federal, state, local or common law, rules or regulations.  Such release shall survive the termination or expiration of this Agreement.

(c)                                  VOLUNTARY TERMINATION.   Should Wenner in his discretion elect to terminate this Agreement, he shall give the Corporation at least sixty (60) days prior written notice of his decision to terminate. Except as otherwise provided in this Agreement, at the end of the sixty (60) day notice period, all rights, duties and obligations of both parties to the Agreement shall cease, except for any and all accrued and vested benefits under the Corporation’s existing employment and benefit policies, including but not limited to, unpaid incentive compensation awards earned under the Incentive Compensation Plan for any completed performance periods. At any time during the sixty (60) day notice period, the Corporation may pay Wenner for the compensation owed for said notice period and in any such event Wenner’s employment termination shall be effective as of the date of the payment.

(d)                                 ALTERATION OF DUTIES. If the Board of Directors of the Corporation, in its sole discretion, takes action which substantially changes or alters Wenner’s authority or duties so as to effectively prevent him from performing the duties of the Chief Executive Officer as defined in this Agreement, or requires that his office be located at and/or principal duties be performed at a location more than forty-five (45) miles from the present Corporation office located in Parsippany, New Jersey, then Wenner may, at his option and upon written notice to the Board of Directors within thirty (30) days after the Board’s action, consider himself terminated without cause and entitled to the benefits set forth in subparagraph 7(a), unless within fifteen (15) days after delivery of such notice, Wenner’s duties have been restored.

(e)                                  DISABILITY.

(i)                                     The Corporation, in its sole discretion, may terminate Wenner’s employment upon his Total Disability. In the event he is terminated pursuant to this subparagraph, he shall be entitled to the benefits set forth in subparagraph 7(a), provided however, that the annual base salary component of Salary Continuation shall be reduced by any amounts paid to Wenner under any disability benefits plan or insurance policy. For purposes of this Agreement , the term “Total Disability” shall mean death or any physical or mental condition which prevents Wenner from performing his duties under this contract for at least four (4) consecutive months. The determination of whether or not a physical or mental condition would prevent Wenner from the performance of his duties shall be made by the Board of Directors in its discretion. If requested by the Board, Wenner shall submit to a mental or physical examination by an independent physician selected by the Corporation and reasonably acceptable to him to assist the Board of Directors in its determination, and his acceptance of such physician shall not be unreasonably withheld or delayed.  Failure to comply with this request shall prevent him from challenging the Board’s determination.

(f)                                    RETIREMENT. The Corporation, in its sole discretion, may establish a retirement policy for its executive employees, including Wenner, which includes the age for mandatory retirement from employment with the Corporation. Upon the termination of employment pursuant to such retirement policy, all rights and obligations under this Agreement shall cease, except that Wenner shall be entitled to any and all accrued and vested benefits under the Corporation’s existing employment and benefits policies, including but not limited to unpaid incentive compensation awards earned under the Incentive Compensation Plan for any completed performance periods.

(g)                                 OTHER PAYMENTS.  If Wenner is liable for the payment of any excise tax (the “Excise Tax”) pursuant to section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor or like provision, with respect to any payment or property transfers received or to be received under this Agreement or otherwise, the Corporation shall pay Wenner an amount (the “Special Reimbursement”) which, after payment of any federal, state and local taxes, including any further excise tax under Code section 4999, with respect to or resulting from the Special Reimbursement, would place Wenner in the same economic position that he would have enjoyed if the Excise Tax had not applied to such payments.

8.                                       TERMINATION FOR CAUSE. Wenner’s employment under this Agreement may be terminated by the Corporation, immediately upon written notice in the event and only in the event of the following conduct:  illegal conduct; habitual unexcused absence from the facilities of the Corporation; habitual substance abuse; willful disclosure of material confidential information of the Corporation and/or its subsidiaries or other Affiliates; intentional violation of conflicts of interest policies established by the Board of Directors; failure to comply with the lawful directions of the Board or other superiors; and willful misconduct or gross negligence that results in damage to the interests of the Corporation and its subsidiaries or other Affiliates. Should  any of these situations occur, the Board of Directors will provide Wenner written notice specifying the effective date of such termination. Upon the effective date of such termination, any and all payments and benefits due Wenner under this Agreement shall cease except for any accrued and vested benefits payable under the Corporation’s employment and benefit policies, including any unpaid amounts owed under the Incentive Compensation Plan.

9.                                       MAJOR TRANSACTION. If, during the Term, the Corporation consummates a Major Transaction and Wenner is not the Chief Executive Officer with duties and responsibilities substantially equivalent to those described herein and/or is not entitled to substantially the same benefits as set forth in this Agreement, then Wenner shall have the right to terminate his employment under this Agreement and shall be entitled to the benefits set forth in subparagraph 7(a).  Wenner shall provide the Corporation with written notice of his desire to terminate his employment under this Agreement pursuant to this Paragraph within one hundred and twenty (120) days of the effective date of the Major Transaction and the Severance Period shall commence as of the effective date of the termination of this Agreement.  For purposes of this Paragraph, “Major Transaction” shall mean the sale of all or substantially all of the assets of the Corporation, or a merger, consolidation, sale of stock or similar transaction whereby a third party (including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) acquires beneficial ownership, directly or indirectly, of securities of the Corporation representing over fifty percent (50%) of the combined voting power of the Corporation; provided, however, that a Major Transaction shall not include in any event a direct or indirect public offering of securities of the Corporation, its parent or other Affiliate.

10.                                 NON-COMPETITION.  Wenner agrees that during (i) the Term; (ii) the one (1) year period following the effective date of termination of this Agreement by Wenner pursuant to Paragraph 7(c) (Voluntary Termination); or (iii) the one (1) year period following the effective date of termination by the Corporation pursuant to Paragraph 8 (Termination For Cause), he shall not, directly or indirectly, be employed or otherwise engaged to provide services to any food manufacturer operating in the United States of America which is directly competitive with any significant activities conducted by the Corporation or its subsidiaries or other Affiliates whose principal business operations are in the United States of America.  Wenner agrees that his entitlement to the benefits set forth in subparagraph 7(a) above is contingent upon his compliance with the requirements of this Paragraph.

11.                                 CONFIDENTIALITY OF INFORMATION. Wenner recognizes and acknowledges that during his employment by the Corporation, he will acquire certain proprietary and confidential information relating to the business of the Corporation and its subsidiaries or other Affiliates (the “Information”). Wenner agrees that during the term of his employment under this Agreement and thereafter, for any reason whatsoever, he shall not, directly or indirectly, except in the proper course of exercising his duties under this Agreement, use for his or another third party’s benefit, disclose, furnish, or make available to any person, association or entity, the Information. In the event of a breach or threatened breach by Wenner of the provisions of this Paragraph, the Corporation shall be entitled to an injunction restraining him from violating the provisions of this Paragraph. Notwithstanding the foregoing, nothing contained herein shall be construed as prohibiting the Corporation from pursuing any other remedies available to it for such breach or threatened breach. For purposes of this Paragraph, “Information” includes any and all verbal or written materials, documents, information, products, processes, technologies, programs, trade secrets, customer lists or other data relating to the business, and operations of the Corporation and/or its subsidiaries or other Affiliates.

12.                                 SUPERSEDING AGREEMENT. This Agreement constitutes the entire agreement between the parties and contains all the agreements between them with respect to the subject matter hereof. It also supersedes any and all other agreements or contracts, either oral or written, between the parties with respect to the subject matter hereof.

13.                                 AGREEMENT AMENDMENTS.  Except as otherwise specifically provided, the terms and conditions of this Agreement may be amended at any time by mutual agreement of the parties, provided that before any amendment shall be valid or effective, it shall have been reduced to writing, approved by the Board of Directors, and signed by the Chairperson of the Board of Directors and Wenner.

14.                                 INVALIDITY OR UNENFORCEABILITY PROVISION. The invalidity or unenforceability of any particular provision of this Agreement shall not affect its other provisions and this Agreement shall be construed in all aspects as if such invalid or unenforceable provision had been omitted.

15.                                 BINDING AGREEMENT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Corporation and Wenner, their respective successors and permitted assigns. The parties recognize and acknowledge that this Agreement is a contract  for the personal services of Wenner and that this Agreement may not be assigned by him nor may the services required of him hereunder be performed by any other person without the prior written consent of the Corporation.

16.                                 GOVERNING LAW. This Agreement shall be construed and enforced under and in accordance with the laws of the State of New Jersey, without regard to conflicts of law principles.

17.                                 ENFORCING COMPLIANCE. If Wenner needs to retain legal counsel to enforce any of the terms of this Agreement either as a result of noncompliance by the Corporation or a legitimate dispute as to the provisions of the Agreement, then any fees incurred in such expense by Wenner shall be reimbursed wholly and completely by the Corporation if Wenner prevails in such legal proceedings.

18.                                 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed effective when delivered, if delivered in person, or upon receipt if mailed by overnight courier or by certified or registered mail, postage prepaid, return receipt requested, to the parties at the addresses set forth below, or at such other addresses as the parties may designate by like written notice:

To Corporation at:	B&G Foods, Inc
Four Gatehall Drive
Suite 110
Parsippany, NJ 07054

To Wenner at:	144 Berkeley Circle
Basking Ridge, NJ 07920

IN WITNESS WHEREOF, the Corporation and Wenner have executed this Agreement as of the day and year first above written.

B&G FOODS, INC.

Name:
Title:

David L. Wenner